                                                                    Exhibit 10.3

Updated for name changes and JPMorgan Merger

                        DEFERRED COMPENSATION PROGRAM OF

                              JPMORGAN CHASE & CO.

                           AND PARTICIPATING COMPANIES

PREAMBLE

            The Deferred Compensation Program permits annual deferrals by certain key officers of all or a portion of their incentive compensation under the Voluntary Bonus Deferral Plan. The Program permits deferrals of Eligible Compensation under the 401(k) Excess Savings Plan when certain plan or legal limits reduce contributions that would be otherwise made by officers and employees pursuant to the JPMorgan Chase 401(k) Savings Plan, a qualified plan and also permits additional deferrals for commissioned paid employees under a Voluntary Compensation Deferral Plan. At the determination of the Administrator, the Program can include other deferral features.

            The Program is a successor to the Deferred Compensation Program of The Chase Manhattan Corporation and Participating Companies, the Deferred Compensation Plan of Chemical Bank and Participating Companies, the Thrift-Incentive portion of TRA 86 Supplemental Benefit Plan of The Chase Manhattan Bank, N.A. and the J.P. Morgan Deferred IC Program. Balances in each reference plan are subject to the terms of this Program except as otherwise provided herein.

            Additionally, the Supplemental Executive Retirement Plan of The Chase Manhattan Bank, N.A. was terminated as of December 31, 1996. The Supplemental Retirement Accounts, as well as the Pre-1988 frozen annuity which was converted to a lump sum, became part of a Participant's account hereunder.

            The terms and conditions of this Program govern any amount previously deferred thereunder. This Program became effective January 1, 1996.

           The Program represents an unsecured, unfunded promise to make payments in the future.

                                    ARTICLE I

                                   DEFINITIONS

      The following are defined terms wherever they appear in the Program.

            1.1 "Additional Credit" shall mean the amount specified in Section 3.2(d).

            1.2 "Administrator" shall mean the individual holding the title "Director Human Resources" of the Corporation, who shall be responsible for those functions assigned to him under the Plan; provided that the term "Administrator" shall mean the Committee with respect to any discretionary act hereunder which affects any person subject to Section 16(a) of the Securities Exchange Act of 1934, as amended.

            1.3 "Bank" shall mean JPMorgan Chase Bank NA.

            1.4 "Beneficiary" shall mean the persons designated by a Participant, on a form provided by the Administrator, to receive in the event of his/her death the value of any undistributed account balance under this Program. Any designation shall include amounts deferred under the 401(k) Excess Savings Plan, the Voluntary Bonus Deferral Plan and the Voluntary Compensation Deferral Plan and amounts transferred to an account under this Program from the JPMorgan Chase Excess Retirement Plan (formerly the Excess Retirement Plan of The Chase Manhattan Corporation) and such other amounts deferred under such other plans or arrangements as may be specified by the Administrator.

            1.5 "Benefits Eligible Compensation" shall mean salary, commissions, draw and production overrides deferred under the Voluntary Compensation Deferral Plan.

            1.6 "Board of Directors" shall mean the Board of Directors of the Corporation; provided that any action taken by a duly authorized committee of the Board of

Directors (including any action described in Section 5.4) within the scope of authority delegated to it by the Board shall be considered an action of the Board of Directors for the purpose of this Plan.

            1.7 "Chemical Plan" shall mean the Deferred Compensation Plan of Chemical Banking Corporation and Participating Companies as in effect on December 31, 1996.

            1.8 "Code" shall mean the Internal Revenue Code of 1986, as amended.

            1.9 "Committee" shall mean the Compensation and Management Development Committee of the Board of Directors.

            1.10 "Corporation" shall mean J.P. Morgan Chase & Co.

            1.11 "Deferral Percentage" shall mean the percentage elected by an Eligible Employee described in Section 2.1(d) on an Election Form under the Qualified Plan; provided that no Deferral Percentage can be elected unless the individual has elected a Pre-Tax Contribution rate of 5% under the Qualified Plan; provided further that the Deferral Percentage shall not exceed 10% for period commencing January 1, 2000 and ending December 31, 2001 and 15% commencing January 1, 2002.

            1.12 "DSIB" shall mean the hypothetical investment choice described in Section 3.3(b).

            1.13 "Election Form" shall mean the method specified by the Administrator to participate in the Program and to make deferral and hypothetical investment elections under the Program. Such methods may include, but not be limited to, interactive voice response, internet, and other electronic means.

            1.14 "Eligible Compensation" shall have the meaning specified in the Qualified Plan.

            1.15 "Eligible Employee" shall mean an Employee described in Section 2.1.

            1.16 "Employee" shall mean an individual whose employment classification is that of a regular full-time employee and who is on a United States payroll of a Participating Company.

            1.17 "Former Participant" shall mean a Participant whose employment has terminated and whose account balance under the Program has not been fully distributed.

            1.18 "J.P. Morgan Deferred IC Program" shall mean the incentive compensation program providing for deferral of bonuses sponsored by J.P. Morgan & Co. Incorporated, the balances of which are subject to the terms of this Program.

            1.19 "IPA" shall mean the hypothetical investment choice described in Section 3.3.(b).

            1.20 "401(k) Excess Savings Plan" shall mean that feature of the Program allowing deferrals of Eligible Compensation on a per pay period basis.

            1.21 "Legal Limit" shall mean the dollar limitation imposed by
Section 401(a)(17) of the Code on the amount of Eligible Compensation taken into account in computing benefits under the Qualified Plan for a calendar year or the limits imposed under Section 402(g) and Section 415 of the Code. In addition, if so specified by the Administrator for any calendar year, "Legal Limit" shall also mean any reduction in Pre-Tax Contributions or matching contributions under the Qualified Plan because of the expected application of
Section 401(k)(3) of the Code or Section 401(m)(3) of the Code.

            1.22 "Participant" shall mean each Eligible Employee of a Participating Company described in Section 2.1 who participates in the Program in accordance with the terms and conditions applicable to a deferral arrangement offered under the Program.

            1.23 "Participating Company" shall mean: (a) the Corporation and (b) each Related Company which has been authorized by the Administrator to participate in the Program and has agreed to comply with the provisions of the Program.

            1.24 "Pre-Tax Contributions" shall have the meaning specified in the Qualified Plan.

            1.25 "Program" shall mean the Deferred Compensation Program of The Chase Manhattan Corporation and Participating Companies as in effect from time to time, which Program includes the 401(k) Excess Savings Plan, Voluntary Bonus Deferral Plan and Voluntary Compensation Deferral Plan and such other deferral features or plans as the Administrator may specify

            1.26 "Qualified Plan" shall mean the JPMorgan Chase 401(k) Savings Plan.

            1.27 "Related Company" shall mean a corporation of which more than 51% of the combined voting power of all classes of stock entitled to vote or equity interest is owned directly or indirectly by the Corporation or a partnership, joint venture or other unincorporated entity of which more than 51% of the capital, equity or profits interest is owned directly or indirectly by the Corporation.

            1.28 "SERP Amounts" shall mean the amounts described in Sections 6.2(a)(i) and (ii) plus the investment experience thereon.

            1.29 "Supplemental Executive Retirement Plan" shall mean the Supplemental Executive Retirement Plan of The Chase Manhattan Bank, N.A.

            1.30 "Total and Permanent Disability" or "Totally Disabled" shall mean a disability that, in the determination of the Administrator, would qualify an individual for benefits under a long term disability program maintained by the Corporation or a Related Company.

            1.31 "TRA Supplemental Retirement Plan" shall mean the TRA 86 Supplemental Retirement Plan of The Chase Manhattan Bank, N.A.

            1.32 "Valuation Date" shall mean the close of business on the last business day of each calendar month for any period prior to July 1, 1999 and shall have the meaning set forth in Qualified Plan for periods on or after July 1, 1999; provided that the Administrator may specify in his/her sole discretion a different Valuation Date or Dates for any investment choice provided under the Program and may apply such different Valuation Dates on an individual by individual basis.

            1.33 "Voluntary Bonus Deferral Plan" shall mean that feature of the Program allowing deferral of annual incentive compensation payable in the form of a bonus.

            1.34 "Voluntary Compensation Deferral Plan" shall mean that feature of the Program permitting the deferral of Benefits Eligible Compensation on a per pay period basis for commissioned employees.

                                   ARTICLE II

                                  PARTICIPATION

            2.1 ELIGIBILITY. The Employees who shall be eligible to participate in the Program are those officers and other key employees of a Participating Company who:

            (a)   under the Voluntary Bonus Deferral Plan:

                  (i) are participating in a cash incentive plan permitting deferral of cash bonuses; and

                  (ii) have a position or salary grade with a Participating Company that has been designated by the Administrator as eligible for participation in the Plan; or

                  (iii) have been specifically authorized by the Administrator to participate in the Plan.

            (b) under the Voluntary Compensation Deferral Plan:

                  (i) earned Benefit Eligible Compensation in a prior calendar year in excess of the Legal Limit for the period specified by the Administrator; and

                  (ii) have a position or salary grade with a Participating Company that has been designated by Administrator as eligible for participation in the Plan.

            (c) under the 401(k) Excess Savings Plan for the period of January 1, 1997 through December 31, 1999:

                  (i) were participating in the Qualified Plan electing to make Pre-Tax Contributions during a calendar year; and

                  (ii)  were subject to the Legal Limit; and

                  (iii) were described in either Section 2.1(a)(ii) or (iii).

            (d)   under the 401(k) Excess Savings Plan after December 31, 1999:

                  (i) are not permitted by the terms of the Qualified Plan to make Pre-Tax Contributions during a calendar year in excess of a 5 percent deferral rate, and

                  (ii) are designated as eligible to participate in the 401(k) Excess Savings Plan by the Administrator.

            2.2   DEFERRAL ELECTIONS.

            (a) Voluntary Bonus Deferral Plan. An Eligible Employee may annually elect to defer incentive compensation and participate in the Voluntary Bonus Deferral Plan by delivering a properly completed Election Form to the Administrator; and, upon making such irrevocable election to defer incentive compensation, such Eligible Employee shall be a Participant.

            (b) Voluntary Compensation Deferral Plan. An Eligible Employee may annually elect to defer Benefits Eligible Compensation up to the maximum percentage specified by the Administrator commencing with the first pay period in a calendar year by delivering a properly completed Election Form to the Administrator. Upon making such irrevocable election by delivering the Election Form, such Eligible Employee shall be a Participant.

            (c) 401(k) Excess Savings Plan. (i) Effective as of December 31, 1999, by electing a Deferral Percentage on an Election Form (or continuing an election of such a percentage), an Eligible Employee thereby elects to have an amount each per pay period deferred under the 401(k) Excess Savings Plan.

            (ii) An Eligible Employee will automatically become a Participant and will have amounts deferred under the 401(k) Excess Savings Plan after the applicable Legal Limit is reached under the Qualified Plan based on the percentage election made for the Qualified Plan.

            (iii) Prior to December 31, 1999, an Eligible Employee was required to elect to defer Eligible Compensation under the 401(k) Excess Savings Plan (after the applicable Legal Limit was reached for the calendar year under the Qualified Plan) by delivering a properly completed Election Form to the Administrator.

            2.3   TIMING AND EFFECTIVE DATE OF ELECTIONS.

                  (a) Any deferral election under the Voluntary Bonus Deferral Plan shall be made at least three months prior to the end of the calendar year to which the incentive compensation relates. Such election shall be irrevocable following the end of the election period and shall be effective with respect to any incentive compensation to be paid in the calendar year following the date of the election.

                  (b) Any deferral election under the Voluntary Compensation Deferral Plan shall be made at least three months prior to the beginning of the calendar year to which the election relates. Such election shall be irrevocable following the end of the election period and shall be effective for Benefit Eligible Compensation to be received in the calendar year following the date of the election.

                  (c) Any deferral election under the 401(k) Excess Savings Plan and Deferral Percentage shall be made at the same time as any election under the Qualified Plan and shall be effective at the same time as would an election under the Qualified Plan be effective.

                  (d) Notwithstanding the dates specified in this Section 2.3, the Administrator may prescribe an earlier or later date by which Participant must elect to defer compensation.

                  (e) Under no circumstances may a Participant at any time defer compensation to which the Participant has attained a legally enforceable right to receive.

            2.4 TERMINATION OF 401(K) EXCESS SAVINGS ELECTION. An election to defer Eligible Compensation under the 401(k) Excess Savings Plan will terminate on the earlier of (i) termination of employment, (ii) ineligibility to participate in the Qualified Plan, or (iii) filing of an election by such date as may be specified by the Administrator to cease deferrals.

            2.5 TERMINATION OF A VOLUNTARY COMPENSATION DEFERRAL PLAN ELECTIONS. An election to defer Benefits Eligible Compensation under the Voluntary Compensation Deferral Plan will terminate on the earlier of (i) termination of employment, (ii) the end of the calendar year to which the election relates, or
(iii) such earlier date as the Administrator may specify.

                                   ARTICLE III

                              COMPENSATION DEFERRED

            3.1 ACCOUNT.

            (a) With respect to deferrals under this Program, a bookkeeping account shall be established for each Participant. Under the Program, amounts deferred by a Participant, along with hypothetical income or losses on such amounts (including Additional Credits, if any, with respect to deferrals under the 401(k) Excess Savings Plan), shall be credited or debited to the account.

            (b) For purposes of hypothetical investments under Section 3.3, for periods prior to calendar year 2000, incentive compensation deferred with respect to a calendar year was considered to be invested as of the first day of the month immediately following the month in which incentive compensation would otherwise have been payable. For periods after calendar year 2000, incentive compensation deferred with respect to a calendar year shall be considered to be invested as soon as administratively practical following the date on which such compensation would otherwise have been payable.

            (c) For purposes of hypothetical investments under Section 3.3, deferred Eligible Compensation or Benefit Eligible
Compensation shall be considered to be invested as soon as administratively practical following the date on which such compensation would otherwise have been payable.

            3.2   AMOUNT OF DEFERRAL.

            (a) Voluntary Bonus Deferral Plan. Under the Voluntary Bonus Deferral Plan, a Participant shall have deferred all or a portion, by percentage or by dollar amount (as specified on an Election Form), of any bonus or other incentive award (other than any award payable as shares of common stock of the Corporation) subject to a minimum of $5,000 that would otherwise be payable in the calendar year following the election. For these purposes, bonus or incentive compensation means only compensation otherwise payable in cash to a Participant for services as an Employee of the Participating Company.

            (b) Voluntary Compensation Deferral Plan. Under the Voluntary Compensation Deferral Plan, a Participant shall have deferred for each pay period an amount equal to the product of the percentage elected on an Election Form and Benefit Eligible Compensation (otherwise payable for such pay period).

            (c) 401(k) Excess Savings Plan. For calendar year 2000 and following, a Participant shall have deferred from Eligible Compensation for each pay period an amount equal to the product of the Deferral Percentage (as in effect from time to time pursuant to an Election Form) and Eligible Compensation. In addition, a Participant shall have deferred from Eligible

Compensation, in each pay period following the date that the Pre-Tax Contributions under the Qualified Plan ceased because of the application of the Legal Limit, an amount equal to the product of the (I) rate of Pre-Tax Contribution under the Qualified Plan (as in effect) and (ii) Eligible Compensation for any remaining pay periods.

            (d) Additional Credit. To the extent that Eligible Compensation is being deferred under the 401(k) Excess Savings Plan because of the application of the Legal Limit, there shall be credited to an individual's account an amount equal to the product of Eligible Compensation for any pay period remaining in the calendar year and the lesser of (i) the maximum employer matching contribution rate under the Qualified Plan or (ii) the rate elected under the Qualified Plan prior to application of the Legal Limit, unless the Participant elects subsequently a lower percentage. Such Additional Credit shall vest in accordance with the schedule set forth in the Qualified Plan. Notwithstanding the foregoing or anything hereinto the contrary, no Additional Credits will apply to the accounts of those Participants whose Eligible Compensation in whole or part consist of commissions, draw or production overrides or to Participants employed in one of the wholesale businesses of a Participating Company.

            (e) Not in Excess. The amount credited to a Participant's account under Section 3.2(c) and (d) along with the amount credited to such Participant under the Qualified Plan shall not exceed the amount that would have been contributed for the Participant but for the application of the Legal Limit.

            3.3   HYPOTHETICAL INVESTMENT.

            (a) Subject to the provisions of Section 3.4, amounts credited to an account shall be deemed to be invested, at the Participant's direction, in one of the investment vehicles offered under the Qualified Plan and shall be credited with the same rates of returns as provided by the Qualified Plan for such funds (except for the Chase Common Stock Fund under the Qualified Plan). Unless otherwise specified by the Administrator, hypothetical investment funds shall change as the investment vehicle under the Qualified Plan change and shall be subject to the same charges and expenses as provided for in the Qualified Plan.

            (b) In addition to hypothetical investment funds in (a), the Program provides

            (i) Deferred Supplemental Income Benefit ("DSIB"). Amounts treated as invested in DSIB shall earn the rate of return specified by the Administrator for that year and future years up to the January 1, immediately prior to the date of distribution of the first installment of the DSIB; provided that, however, with respect to deferrals during a calendar year under the 410(k) Excess Savings Plan or transfers/reallocations of deferred incentive compensation, the amount designated as invested in DSIB shall receive the rate specified for the next succeeding calendar year, and such mid-year deferral or reallocation shall receive the rate of return of the Stable Value investment choice until treated as if invested in DSIB. The DSIB rate of return shall not be applicable if employment of a Participant terminates with less than five years of service, or before age 65 with respect to deferrals made within 12 month of termination of employment. In such circumstances, that portion of the account shall receive, in lieu of the DSIB rate, the rate provided by the Stable Value investment choice for each year deemed invested in DSIB. The Administrator has the discretion to impose minimum and maximum allocations to DSIB. A hypothetical investment election in the DSIB shall only be effective if the Participant cooperates with the reasonable requests of the Administrator, including the completion of an insurance application/consent and a physical; provided further should a Participant revoke his/her consent to insurance, then no benefit shall be payable under DISB.

            (ii) Inflation-Protected Annuity Benefit ("IPA"). Effective July 1, 2003, the IPA was discontinued for future investments and amounts pending IPA were treated as invested in the Stable Value investment choice as of June 30, 2003 unless the Participant otherwise elected. Amounts treated as invested in IPA shall earn (a) a rate of return specified by the

                  Administrator for that year and future years, and (b) an annual inflation adjustment return each year based on changes in the non-seasonally adjusted Consumer Price Index for Urban Consumers and year end account balance allocated to IPA, in either case up to the January 1, immediately prior to the date of distribution of the first installment of the IPA; provided that however, with respect to deferrals during a calendar year under the Excess 410(k) Plan or reallocations of deferred incentive compensation, the amount designated as invested in IPA shall receive the rate specified for the next succeeding calendar year, and such mid-year deferral or reallocation shall receive the rate of return of the Stable Value investment choice until treated as if invested in IPA. The Administrator has the discretion to impose minimum and maximum allocations to IPA.

            (iii) NASDAQ 100 Investment Choice. Amounts treated as invested in the NASDAQ 100 investment choice shall earn a rate of return that approximates the rate of return published for the NASDAQ 100 Index .

            (c) Amounts treated as invested in the common stock investment choice (including dividend equivalents) shall be treated as if invested in fixed shares of common stock of the Corporation ("Common Stock investment choice"); and for valuation purposes, the New York Stock Exchange closing market price for such stock on the date of any such deemed investment of compensation or dividend equivalents shall be used.

            (d) The Administrator may, in his sole discretion, provide to classes of Participants and Former Participants, as he shall specify, additional hypothetical investments currently a Private Equity investment choice and Multi-Strategy investment choice. With respect to amounts treated as if invested in such additional hypothetical investments, the Administrator may specify (i) restrictions on transfers and re-allocations and (ii) a distribution schedule different from that specified herein; provided that the Administrator may change such restrictions and distribution schedule, in his discretion, on 30 days advance notice to Participants and Former Participants.

            3.4 LIMITATIONS ON HYPOTHETICAL INVESTMENTS. Notwithstanding the provisions of Section 3.3, the Administrator may, in his sole discretion

                  (i) replace any investment vehicle with a deemed investment vehicle having comparable investments and investment objectives and risks substantially similar to the vehicle being replaced, or

                  (ii) discontinue such vehicle as an alternative for deemed investment hereunder and provide each affected Participant the opportunity,

without limiting or otherwise impairing any other right of the Participant under this Article III regarding changes of investment directions, to redirect the allocation of the value of such Participant's account that had been deemed invested in such discontinued investment fund among the remaining deemed investment vehicles or, in the discretion of the Administrator, into another deemed investment vehicle established by the Administrator. See Appendix I with respect to the exercise of the Administrator's discretion for changes to funds and allocation of existing balances under this Program and the J.P. Morgan Deferred IC Program as of January 1, 2002. See Appendix II for changes effective June 30, 2003.

            3.5   HYPOTHETICAL INVESTMENT.

            (a) As of each Valuation Date, the value of each Participant's account shall be determined by reference to the value of the hypothetical investment choice for the particular fund or funds under the Qualified Plan (or, if applicable, the published rate of return for the NASDAQ Index, the Common Stock or such other fund as may be made available) in which the portion of the account is deemed invested plus any income or loss on that hypothetical investment choice. The amounts credited to DSIB and IAP shall receive the rate specified at the date of the deemed investment.

            (b) Except as provided in Section 3.4, amounts for which no investment election has been made shall be treated as if invested in the Stable Value Fund, until such election is made.

                  3.6 ALLOCATION OF HYPOTHETICAL INVESTMENTS; REALLOCATION OF HYPOTHETICAL INVESTMENTS.

            (a) A Participant may elect the manner at such times, as the Administrator may specify, in which deferrals of future incentive compensation, Benefits Eligible Compensation or Eligible Compensation, are deemed allocated to one or more of the hypothetical investments described in Section 3.3.

            (b) A Participant or Former Participant may at such times, as the Administrator may specify, also reallocate/transfer among the hypothetical investments amounts previously credited to his account on a Valuation Date; provided that a Participant or Former Participant may not reallocate any amounts treated as if invested in the Corporation's common stock or DSIB to any other hypothetical investment choice; provided, further, that for periods prior to July 1, 1999, a request for reallocation must have been received before the fifth business date preceding a Valuation Date for it to be effective for that Valuation Date.

            (c) The Administrator in his/her sole discretion may limit transfers and reallocation among funds under this Program in such manner as he/she may deem appropriate. The Administrator may exercise such authority on a Program wide basis or on an individual by individual basis.

            3.7 STATEMENT OF ACCOUNT. A statement shall be provided to each Participant or Former Participant with respect to the amount of his account at least once a calendar year.

                                   ARTICLE IV

                        PAYMENT OF DEFERRED COMPENSATION

4.1         PAYMENT OF DEFERRED COMPENSATION.

            (a) Termination of Employment. Except as provided in subsection (b), upon termination of the Participant's employment with the Corporation or a Related Company, the value of the account of such individual shall be distributed to such individual during the month of January or July following the date of such termination of employment in either installments or a lump sum, as the Administrator may specify; provided that if the Participant has made a timely election as solely determined by the Administrator (but always prior to the calendar year before a payment is due), the Participant shall receive the value of the account in annual installments or a lump sum in such calendar as selected by the Participant subject to the consent of the Administrator. The maximum installment election cannot exceed 15 annual installments, and the account must be distributed by the date that a Participant attains age 80. An installment amount shall be based on the balance of an account divided by the number of installments remaining to be made.

            (b) J.P. Morgan Deferred IC Program. Notwithstanding (a) above, Participants in the J.P. Morgan Deferred IC Program whose employment terminated on or before December 31, 2001 or who were receiving as of October 31, 2001 distributions from such Program remain subject to the terms of the J.P. Morgan Deferred IC Program. In the case of other Participants in the J.P. Morgan Deferred IC Program, their balances became subject to the terms and conditions of this Program effective January 1, 2002.

            (c) Total and Permanent Disability. Upon a termination of employment due to a Total and Permanent Disability of a Participant, the Administrator may, in his or her sole discretion, distribute the account under the Program distributed pursuant to Section 4.1(a).

            (d) In-Service Withdrawal. A Participant at the date of an election to participate with respect to a deferral of incentive compensation (or with respect to the Eligible Compensation or Benefits Eligible Compensation Plan on the date specified by the Administrator for deferrals in the next succeeding year) may elect a specific year during active employment in which to begin receiving the portion of the Account representing such deferred incentive compensation; provided that such date is at least two years after the deferred amount would have been paid if it were not deferred; provided further that such election shall not apply to DSIB, IPA or other investment choices as specified by the Administrator.

            (e) Shares of Common Stock, DSIB and IPA. (i) The portion of an account treated as if invested in the Common Stock investment choice shall be distributable solely in shares of the common stock of the Corporation and shall be distributed as set forth in Section 4.1(a), (b) or (c) above.

            (ii) The portion of the account treated as if invested in the DSIB shall be paid in 15 equal, annual installments starting in January of the year following termination of employment, unless Administrator in his/her sole discretion specifies a later date. DSIB payments shall not commence prior to termination of employment.

            (iii) The portion of the account treated as if invested in the IPA shall be paid in 15 annual installments, calculated as a 15 year annuitized amount based on the specified interest rate for the year of deferral into IPA. Installments payments (with the exception of the first installment) shall receive an annual inflation adjustment as described Section 3.3(b)(iii). Distributions shall commence in January of the year following termination of employment, unless the Administrator in his/her sole discretion specifies a later date. IPA payments shall not commence prior to termination of employment.

            (e) Shares Available for Issuance. An aggregate of 500,000 shares of authorized but unissued shares of common stock of the Corporation has been reserved for issuance pursuant to this Program, as subject to adjustment provided for in Section 5.8.

            (f) Valuation. For purposes of distribution, the balance of an account shall be valued as of the Valuation Date immediately preceding the date that the balance of such account or the particular installment thereof is to be distributed.

            4.2 FINANCIAL EMERGENCY PAYMENTS. Notwithstanding any other provisions of this Plan, if the Administrator determines, after consideration of an application of a Participant or Former Participant, such individual has a financial emergency of such a substantial nature and beyond the individual's control that a contemporaneous payment of incentive compensation previously deferred under this Plan is warranted, the Administrator may, in his sole and absolute discretion, direct that all or a portion of the balance of the account be paid or distributed to the Participant or Former Participant in such manner and at such time as the Administrator shall specify.

            4.3 PAYMENTS TO A DECEASED PARTICIPANT'S BENEFICIARY. In the event of a death of a Participant or Former Participant before the value of the account under the Program has been fully distributed, the value of the account of such individual shall be distributed in a lump sum to the individual's Beneficiary (or his/her estate in the event that no Beneficiary, including a secondary/contingent Beneficiary shall survive the Participant or Former Participant) as soon as practicable thereafter after receipt of all documentation. Shares of the common stock of the Corporation shall be distributed with respect to any portion of the account treated as if invested in the Corporation's common stock. Notwithstanding the foregoing, any compensation treated as if invested in the DSIB or IPA shall be distributed to the named Beneficiary (i) if prior to the commencement of DSIB payments, in 15 annual installments in an amount specified by the Administrator for the calendar year in which the deferral occurred; or (ii) if after commencement of DSIB or IPA payments, annual payments in the same amount as the Participant received until an aggregate 15 payments have been received by the Participant and his Beneficiary.

                                    ARTICLE V

                               GENERAL PROVISIONS

            5.1 PARTICIPANT'S RIGHTS UNSECURED. The right of any Participant or Former Participant to receive future payments under the provisions of the Program shall be an unsecured claim against the general assets of (i) the Bank if the Participating Company employing the Participant at the time that his/her compensation is deferred was a bank or a bank subsidiary, or (ii) the Corporation, if the Participating Company employing the Participant at the time his/her compensation is deferred was not a bank or a bank subsidiary. Deferrals under the Chemical Plan prior to January 1, 1997 shall be allocated to the Bank or Corporation depending upon the employer of the Employee on January 1, 1997. No Participating Company (other than the Corporation or Bank) is liable for payment of benefits to its Employees under the Plan.

            5.2 ASSIGNABILITY. No right to receive payments hereunder shall be transferable or assignable by a Participant or Former Participant except by will or by the laws of descent and distribution or by a court of competent jurisdiction. Any other attempted assignment or alienation of payments hereunder shall be void and of no force or effect.

            5.3 ADMINISTRATION. Except as otherwise provided herein, the Plan shall be administered by the Administrator who shall have the authority to adopt rules and regulations for carrying out the provisions of the Plan, who shall interpret, construe and implement the provisions of the Plan, and whose determinations shall be conclusive and binding. In carrying out his responsibilities hereunder, the Administrator may appoint such delegates as he/she deems appropriate. Notwithstanding anything herein to the contrary, the Administrator shall have the absolute right to delay any payments for a reasonable period following the calendar year of termination of employment.

            5.4 AMENDMENT. The Plan may at any time or from time to time be amended, modified or terminated by the Board of Directors or the Administrator; provided that no amendment, modification, or termination shall, without the consent of the Participant, reduce the value of Participant's account at that time; provided further that as to persons subject to

Section 16(a) of the Securities Exchange Act of 1934, as amended, no provision hereunder which relates to the Chase Common investment choice may be amended at less than six months intervals, and such amendment shall be subject to stockholder approval if required by SEC Rule 16b-3.

            5.5 LEGAL OPINIONS. The Administrator may consult with legal counsel, who may be counsel for the Corporation or other counsel, with respect to his obligations or duties hereunder, or with respect to any action, proceeding or any question at law, and shall not be liable with respect to any action taken, or omitted, by him in good faith pursuant to the advice of such counsel.

            5.6 LIABILITY. Any decision made or action taken by the Board of Directors, the Committee, the Administrator or the Corporation, arising out of, or in connection with, the construction, administration, interpretation and effect of the Program shall be within their absolute discretion, and will be conclusive and binding on all parties. Neither the Administrator nor a member of the Board of Directors of the Corporation or the Committee of the Corporation shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or, except in circumstances involving bad faith, for anything done or omitted to be done in connection with this Plan.

            5.7 CORPORATE REORGANIZATION. In the event that as of any date a corporation or unincorporated entity ceases to meet the definition of Related Company, such corporation or entity shall cease to be a Participating Employer and its employees shall cease to be Participants under the Plan as of the Valuation Date coincident with or immediately following such date, and this Plan shall be treated as though a separate plan for the benefit of its employees who were Participants in the Plan to govern the balances in an account under the Program as of such Valuation Date.

            5.8 ADJUSTMENTS. The maximum aggregate number of shares of common stock of the Corporation to be issued under this Plan shall be proportionately adjusted for any increase or decrease in the number of issued shares of common stock of the Corporation resulting from a subdivision or consolidation of such shares of common stock or other similar capital adjustment, or the payment of a stock dividend (but only if such stock dividend is 5% or more), or other increases or decreases in such shares of common stock effected without receipt of consideration by the Corporation.

            5.9 COMPLIANCE. This Program will be administered to comply with the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

            5.10 ASSUMED LIABILITY. Effective January 1, 1996, this Program governs the account liability for payments in lieu of Thrift-Incentive Plan Contributions liability under the TRA Supplemental Benefit Plan of The Chase Manhattan Bank, N.A. prior to merger with Chemical Bank. All rights and benefits for such liability are governed by this Program.

            5.11 CONSTRUCTION. The masculine gender, where appearing in this Program, shall be deemed to also include the feminine gender. The singular shall also include the plural, where appropriate.

                                   ARTICLE VI

                   OBLIGATIONS UNDER TRA SUPPLEMENTAL PLAN AND

                  UNDER SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

            6.1 TRA SUPPLEMENTAL PLAN. The balances of participants in Section II of the TRA Supplemental Retirement Plan became part of the account balances under this Program as of January 1, 1997. Such balances are subject to the terms and conditions of this Program, including, but not limited to the hypothetical investments described in Section 3.3.

            6.2 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. (a) Each Employee who had a benefit as of December 31, 1996 under the Supplemental Executive Retirement Plan shall have an account under this Program consisting of:

            (i) the amount of his/her Supplemental Chase Retirement Account including any amounts credited for the bonus payable in 1996; and

            (ii) if such individual had accrued an annuity frozen as of December 31, 1988, under the Supplemental Executive Retirement Plan, an amount derived by converting the accrued life annuity frozen as of December 31, 1988 utilizing the factors set forth in Section 4.1 of the Retirement Plan.

      (b) Unless an employee otherwise elects by February 27, 1997, the amount derived from the SERP shall be treated as if invested in DSIB; provided that if the Employee elects another form of benefit of the hypothetical investment, Employee by virtue of such election acknowledges that such hypothetical investment may provide rates of return lower than that provided by the Supplemental Executive Retirement Plan.

      (c) Employees shall vest in the balance of their account subject to SERP only if they have a Period of Service recognized for Pay Credit purposes under the Retirement Plan of at least 10 years.

                                   APPENDIX I

- In December of 2001, Participants who had account balances under the J.P. Morgan Deferred IC Program had the opportunity to transfer balances among the investment choices under that Program to be effective as of January 1, 2002. Balances in the heritage Morgan accounts were then directed to the new investment choices as follows:

      Equity Account-S&P 500 Index Investment Choice
      Bond Account-Intermediate Bond Investment Choice
      Balanced Account-Moderately Aggressive Lifestyle Investment Choice Deferred Cash Account-Short-Term Fixed Income Investment Choice International Equity Account-International Equity Index Investment Choice NASDAQ Account-NASDAQ 100 Index Investment Choice
      MIPs Account-remain in place as IPA Investment Choice
      DIBA Account-remain in place as DSIB Investment Choice

- Starting on January 7, 2002, heritage Morgan Participants had the opportunity to transfer/reallocate balances (other than the DSIB investment choice, IPA investment choice and Common Stock investment choice) on a daily basis.

                                   APPENDIX II

Effective June 30, 2003, the Large Cap Blend investment choice was eliminated as an investment choice under the Program. Any amounts remaining in that investment choice on June 30, 2003, as well as future contributions, were automatically treated as invested in the S&P 500 Index investment choice.